Exhibit 4.15

Loan Agreement

Contract No.: NFT20250530001

Lender (Party A): Wenquan Zhu

Borrower (Party B): HongKong Ploutos International Holdings Limited

In accordance with the Civil Code of the People’s Republic of China and other relevant laws and regulations, and upon the principles of equality, voluntariness, and mutual consultation, both parties have reached the following agreement regarding the loan from Party A to Party B:

Article 1. Loan Amount and Purpose

1. Loan Amount: Party A agrees to provide Party B with a loan in the amount of HKD Two Million Eight Hundred Forty-Two Thousand Nine Hundred Thirteen and 43/100 (HKD 2,842,913.43).

2. Purpose of the Loan: Party B undertakes that the loan shall be used solely for company operations and shall not be diverted for any other purpose.

Article 2. Loan Term

The loan term shall be three (3) years, commencing on May 30, 2025 and ending on May 29, 2028.

The actual commencement date of the loan shall be the date when Party A transfers the funds to Party B, and the loan term shall be extended accordingly.

Article 3. Loan Interest Rate and Interest Payment

1. Interest Rate: The annual interest rate for this loan shall be 12% per annum.

2. Interest Payment: Party B shall pay interest annually. Upon maturity of the loan, Party B shall repay the entire principal and any remaining interest in one lump sum.

Article 4. Loan Disbursement

Both parties agree that Party A shall, after signing this contract, disburse the loan amount in installments to Party B’s designated bank account.

Article 5. Rights and Obligations of Both Parties

1. Party A has the right to require Party B to use the loan strictly in accordance with the agreed purpose and to supervise the use of the loan.

2. Party A has the right to receive repayment of the loan principal and interest as stipulated herein.

3. If Party B commits a breach of contract, Party A has the right to recall the loan in advance and require Party B to bear the corresponding liability for breach of contract.

4. Party B shall repay the loan principal and interest in accordance with the agreed time and manner.

5. If any major event occurs that may affect Party B’s ability to repay the loan (including but not limited to major litigation, arbitration, seizure, detention, or freezing of assets), Party B shall promptly notify Party A.

Article 6. Liability for Breach of Contract

If Party B fails to repay the loan principal in accordance with the agreed schedule, Party B shall pay Party A a late payment penalty of 0.1% (1‰) of the outstanding principal per day for each day of delay.

Article 7. Dispute Resolution

1. This contract shall be governed by the Civil Code of the People’s Republic of China and other relevant laws and regulations. All matters related to this contract shall be handled accordingly.

2. In case of any dispute arising during the performance of this contract, both parties shall first attempt to resolve the dispute through friendly negotiation. If negotiation fails, either party may file a lawsuit with the People’s Court at the domicile of Party A.

Article 8. Miscellaneous

1. This contract shall become effective upon signature (or seal) by both parties. It is executed in two (2) originals, with each party holding one (1), both having equal legal effect.

2. For any matters not covered herein, both parties may sign a supplementary agreement, which shall have the same legal effect as this contract. In the event of any inconsistency between this contract and the supplementary agreement, the supplementary agreement shall prevail.

(Signatures below)

Lender (Party A) Signature:	/s/ Wenquan Zhu

Date: May 30, 2025

Borrower (Party B) Seal:	HongKong Ploutos International Holdings Limited (Company seal)

Date: May 30, 2025